Rule 424(b)(2)
                                       Registration No. 333-29485

             PRICING SUPPLEMENT DATED APRIL 8, 1999

              HEALTH CARE PROPERTY INVESTORS, INC.
                  Medium-Term Notes, Series C

This Pricing Supplement accompanies and supplements the Prospectus, dated June 27, 1997, as supplemented by the Prospectus Supplement, dated July 21, 1997.

The Notes have the following terms (as applicable):

Principal Amount:                  $10,000,000.00
Agent's Discount or Commission:    1.25%
Net Proceeds to Issuer:            $9,875,000
Original Issue Price:              100%
Original Issue Date:               April 19, 1999
Stated Maturity Date:              April 19, 2004
Interest Rate Per Annum:           7.00 %
Redemption Date(s):                None
Redemption Price(s):               Not Applicable
Notice of Redemption:              Not Applicable
Optional Repayment Date:           None
Optional Repayment Price:          Not Applicable
Notice of Optional Repayment:      Not Applicable
Original Issue Discount:           [ ] Yes                [X] No
Form:                              [X] Book-Entry/Global  [ ] Definitive
Agent:                             [X] Merrill Lynch & Co.
                                   [ ] Goldman, Sachs & Co.
                                   [ ] NationsBanc Capital Markets, Inc.
                                   [ ] _______________________

Agent acting in the capacity as indicated below:

          [ ]  Agent               [X]  Principal

If as Principal:

          [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

          [X]   The  Notes  are being offered  at  a  fixed
       initial  public  offering price of  100%  of  Principal
       Amount.

If as Agent:

          The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

Stated Interest:

          Based on the expected issue price of the Notes, the Company does not anticipate that the Notes will be issued with original issue discount. Holders of Notes will be required to include stated interest in gross income in accordance with their method of accounting for tax purposes. Each purchaser of Notes is encouraged to consult his or her tax advisor with respect to the tax consequences to him or her of the acquisition, ownership and disposition of the Notes. See "Material Federal Income Tax Considerations" in the accompanying Prospectus Supplement.